Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Tim.Perrott@officedepot.com	Danny.Jovic@officedepot.com

The ODP Corporation Announces Second Quarter 2020 Results

Completed Holding Company Reorganization And Initiated Strategic Restructuring Plan With B2B Focus

Operational Execution And Broad Ecosystem Met Customer Needs During Challenging Period Due To Pandemic

Maintained Strong Balance Sheet with $1.5 Billion In Total Available Liquidity

GAAP Results Include Non-Cash Impairment Charges Related To Goodwill And Other Intangibles

Announced CFO And CTO Appointments With Strong B2B Expertise

Boca Raton, Fla., August 5, 2020 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ: ODP), a leading provider of business services, products and digital workplace technology solutions through an integrated B2B distribution platform, announced results for the second quarter ended June 27, 2020.

Consolidated (in millions, except per share amounts)	2Q20	2Q19	YTD20	YTD19
Sales	$2,158	$2,588	$4,883	$5,356
Sales change from prior year period	(17)%		(9)%
Operating income (loss)	$(456)	$(15)	$(376)	$9
Adjusted operating income (1)	$10	$71	$119	$138
Net loss	$(439)	$(24)	$(394)	$(16)
Diluted (loss) per share (2)	$(8.19)	$(0.43)	$(7.31)	$(0.28)
Adjusted net income (loss) (1)	$(4)	$37	$62	$76
Adjusted earnings (loss) per share (most dilutive) (1)(2)	$(0.07)	$0.68	$1.15	$1.38
Adjusted EBITDA (1)	$59	$125	$216	$243
Operating Cash Flow	$(8)	$(58)	$180	$2
Free Cash Flow (3)	$(23)	$(103)	$140	$(89)
Adjusted Free Cash Flow (4)	$(7)	$(48)	$166	$(34)

(1)

Adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments, loss on extinguishment and modification of debt, and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.theodpcorp.com.

(2)

After obtaining approval of the Company’s shareholders on May 11, 2020, the Company’s Board of Directors determined to set a reverse stock split ratio of 1-for-10 for a reverse stock split of the Company’s outstanding shares of common stock, and a reduction in the number of authorized shares of the Company’s common stock by a corresponding ratio. The reverse stock split was effective on June 30, 2020. All share and per share amounts in this release have been retroactively adjusted for all periods presented to give effect to this reverse stock split.

(3)

As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release.

(4)

As used in this release, Adjusted Free Cash Flow excludes cash charges associated with the Company’s Business Acceleration Program of $13 million and its Maximize B2B Restructuring Plan of $3 million in the second quarter of 2020, cash charges associated with the Company’s Business Acceleration Program of $23 million and its Maximize B2B Restructuring Plan of $3 million in the first half of 2020, and the Federal Trade Commission cash settlement of $25 million and cash charges associated with the Company’s Business Acceleration Program of $30 million in both the second quarter and the first half of 2019. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release.

Second Quarter 2020 Summary(1)

•	Total Reported Sales of $2.2 Billion, down 17% versus last year, reflecting ongoing impact of the COVID-19 outbreak on the business environment.
•

GAAP operating loss includes charges of $466 million, including $401 million of non-cash asset impairment charges related to goodwill and intangibles, which led to a GAAP operating loss of $456 million and a net loss of $439 million, or $(8.19) per share.

•	Adjusted operating income of $10 million and adjusted EBITDA of $59 million.
•	Adjusted net loss of $4 million, or adjusted loss per share of $(0.07).
•	Prudent cash management resulted in operating cash flow of $(8) million and adjusted free cash flow of $(7) million, versus $(58) and $(48) million, respectively in prior year.
•	$1.5 Billion of Total Available Liquidity Including $762 Million in Cash.

“I'm extremely proud of how our organization has risen to the challenge of helping keep our employees safe, leveraging our supply chain and service delivery for the marketplace, and giving back to our communities in a time of need. I want to recognize and thank our colleagues around the country who have shown their dedication, courage, and agility in these efforts,” said Gerry Smith, chief executive officer of The ODP Corporation. “Our diversified channel offering positioned us to meet the needs of business customers and consumers alike, while our value proposition continued to expand, launching new product categories such as Personal Protective Equipment (PPE), quickly satisfying the needs of customers and driving additional growth in our adjacency categories. We prudently managed cash and maintained our strong balance sheet with $1.5 billion in liquidity, providing a solid foundation to navigate the challenges, while continuing to pursue future growth opportunities,” he added.

“We continued to make progress on our strategy to position our B2B platform to drive growth, strengthening our foundation and positioning ODP for future success. We completed our holding company reorganization and initiated our “Maximize B2B” restructuring plan, a multiyear plan designed to accelerate our B2B platform, reduce reliance on retail, generate new growth, and achieve cost savings. We significantly strengthened our senior management team, appointing a new chief financial officer and chief technology officer, with both individuals bringing strong B2B backgrounds and expertise to help drive our strategy. While the business environment in North America is still recovering, our strong balance sheet and asset base provides an excellent foundation to navigate the challenges and pursue profitable growth. Through our powerful ecosystem, which includes our global sourcing capabilities, expansive and unique supply chain and distribution network, sales force, and large customer base, we are well positioned to pursue and capture profitable growth in the future,” he added.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the second quarter of 2020 were $2.2 billion, a decrease of 17% compared to the second quarter of 2019. The decrease in revenue was primarily the result of lower sales in the Business Solutions Division (BSD) and CompuCom Division driven by impacts related to the COVID-19 pandemic, combined with lower sales in the Retail Division driven by lower volume and fewer retail stores in service. Product sales in the second quarter were down 15% relative to the prior year period. Service revenue was down 26% in the quarter related to lower comparable sales at CompuCom and sales of service in our BSD and Retail Divisions, all of which were negatively impacted by the COVID-19 outbreak. On a consolidated basis, service revenue represented approximately 14% of total Company sales in the second quarter of 2020.

Sales Breakdown (in millions)	2Q20	2Q19	YTD20	YTD19
Product sales	$1,857	$2,183	$4,194	$4,543
Product sales change from prior year	(15)%		(8)%
Service revenues	$301	$405	$689	$813
Service revenues change from prior year	(26)%		(15)%
Total sales	$2,158	$2,588	$4,883	$5,356

The Company reported an operating loss of $456 million in the second quarter of 2020, compared to an operating loss of $15 million in the prior year period. GAAP operating results in the second quarter included $466 million of charges including $401 million of non-cash asset impairment charges, and $65 million in merger and restructuring costs. Asset impairment charges of $401 million in the second quarter of 2020 included $363 million related to impairment of goodwill and other intangible assets at CompuCom and in the Company’s contract business combined, largely related to the effects of the COVID-19 outbreak on current businesses conditions. Asset impairment charges also included $25 million related to the impairment of operating lease right-of-use

(ROU) assets associated with the Company’s retail store locations, with the remainder primarily relating to the impairment of fixed assets. Merger and restructuring costs of $65 million include $6 million associated with the Business Acceleration Program (“BAP”), $51 million associated with restructuring charges related to the recently announced Maximize B2B Restructuring Plan, and $7 million in merger, acquisition and integration-related expenses. Net loss was $439 million, or $(8.19) per diluted share in the second quarter of 2020, compared to net loss of $24 million, or $(0.43) per diluted share in the second quarter of 2019.

In the first half of 2020, the Company reported an operating loss of $376 million, compared to operating income of $9 million in the first half of 2019. Primary drivers of the reduction are lower operating results and a $368 million increase in non-cash asset impairment charges with $363 million related to goodwill and other intangible assets impairment, slightly offset by a $2 million decrease in merger and restructuring costs. Net loss for the first half of 2020 was $394 million, or $(7.31) per diluted share, compared to net loss of $16 million, or $(0.28) per diluted share, in the first half of 2019.

Adjusted (non-GAAP) Results (5)

Adjusted results for the second quarter of 2020 exclude charges and credits totaling $466 million, primarily comprised of $401 million in non-cash asset impairments and $65 million in merger and restructuring costs. Additionally, the Company recognized a charge of $12 million in the loss on extinguishment and modification of debt, and the tax impacts associated with the above items.

•

Second quarter 2020 adjusted EBITDA was $59 million compared to $125 million in the prior year period. This included adjusted depreciation and amortization(6) of $47 million and $51 million in the second quarters of 2020 and 2019, respectively.

•	Second quarter 2020 adjusted operating income was $10 million compared to $71 million in the second quarter of 2019, primarily driven by the negative impacts related to the COVID-19 pandemic.
•

Second quarter 2020 adjusted net loss was $4 million, or $(0.07) per diluted share, compared to adjusted net income of $37 million, or $0.68 per diluted share, in the second quarter of 2019. Reduced interest expense and fewer outstanding shares contributed to this performance.

For the first half of 2020, adjusted operating income was $119 million compared to $138 million in the first half of 2019. Adjusted net income for the first half of 2020 was $62 million, or $1.15 per diluted share, compared to $76 million, or $1.38 per diluted share, in the first half of 2019. The year-over-year decrease in adjusted operating income was primarily due to a decrease in operating performance at the BSD and CompuCom Divisions largely related to the COVID-19 pandemic and the impact of retail store closures in the first half of 2020.

(5) Adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.theodpcorp.com.

(6) Adjusted depreciation and amortization each represents a non-GAAP financial measure and excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with planned store closures under an approved restructuring plan, but only if impairment is not present.

Second Quarter Division Results

Business Solutions Division (BSD)

BSD reported sales were $1.0 billion in the second quarter of 2020, down 23% compared to the second quarter of 2019. The year-over-year sales performance reflects the impact due to the COVID-19 outbreak, negatively impacting the Company’s contract channel as several business customers paused operations or temporarily transitioned into a remote work environment as a result of restrictions imposed beginning in March 2020. Lower sales in the Company’s contract channel were partially offset by an increase in sales in its eCommerce channel, as well as growth in certain adjacency categories. Adjacency categories, which include cleaning and breakroom, technology, furniture, and copy and print, comprised approximately 48% of total BSD revenues in the quarter. As a new component of adjacency sales, the Company successfully launched a new product category during the quarter, Personal Protective Equipment (PPE), quickly leveraging its global sourcing and supply chain capabilities to procure and deliver masks, gloves, and face shields to customers including hospitals, first responders, and local and state governments.

“Despite the challenging conditions caused by the COVID-19 pandemic, our team moved quickly to implement several strategies, including utilizing our B2B platform to provide essential products and services critical to helping our customers manage through the crisis,” said Smith. “While we are encouraged by the improving monthly trends in the quarter, the business disruption caused by the COVID-19 outbreak may continue to impact sales in our BSD Division in the second half of 2020 relative to last year’s results. We continue to utilize our product and service offerings, reliable delivery service options, and expanded value proposition to pursue both near and long-term growth opportunities. With our global sourcing and supply chain capabilities, our platform is becoming a broader source of mission critical products and services to a broader range of B2B customers,” he added.

Business Solutions Division (in millions)	2Q20	2Q19	YTD20	YTD19
Sales	$1,024	$1,328	$2,358	$2,672
Sales change from prior year	(23)%		(12)%
Division operating income	$13	$86	$53	$132
Division operating income margin	1.3%	6.5%	2.2%	4.9%

BSD operating income was $13 million in the second quarter of 2020 compared to $86 million in the prior year period. The decrease in operating income was related to the flow through impact of lower product sales volume related to the effects of the COVID-19 pandemic and product mix, coupled with a lower gross profit margin due to higher product costs and supply chain costs. This was partially offset by a reduction in selling, general and administrative expenses achieved through our Business Acceleration Program.

Retail Division

The Company’s retail outlets are considered essential commerce by most local jurisdictions, therefore the majority of our retail locations have remained operational with the appropriate safety measures in place. The Company also implemented a curbside pick-up option in all locations, including a portion of retail locations that have transferred to curbside pick-up only, as well as temporarily reduced store hours by 2 hours per day. Due to the reduced hours and certain locations solely providing curbside pickup for our customers due to COVID-19, comparable store sales are not a meaningful metric for the second quarter and first half of 2020, and therefore are not provided.

The Retail Division reported sales were $912 million in the second quarter of 2020, down 9% versus the prior year period. Planned closures of underperforming stores and fewer transactions drove the reported decline with 60 fewer retail outlets at the end of the second quarter as compared to the prior year. Partially offsetting this impact was increased demand for essential products such as cleaning and breakroom supplies, technology products, and other work/learn-from-home enabling products driven by customers addressing the challenges posed by the COVID-19 outbreak, as well as a 152% increase in our buy online, pick up in store (“BOPIS”) offering. Compared to the prior year period, product sales in the quarter were down 4%, while service revenue was down 38% as copy and print services and subscription offerings were negatively impacted by the effects related to the COVID-19 pandemic.

Retail Division (in millions)	2Q20	2Q19	YTD20	YTD19
Sales	$912	$1,000	$2,069	$2,175
Comparable store sales change from prior year	N/A		N/A
Division operating income	$18	$9	$106	$76
Division operating income margin	2.0%	0.9%	5.1%	3.5%

Retail Division operating income was $18 million in the second quarter of 2020, up 100% over the same period last year. As a percentage of sales, this performance reflects an approximate 110 basis point margin improvement. The increase in operating income versus the prior year was largely related to lower SG&A from cost savings initiatives, improvements in distribution and inventory management costs, and lower operating lease costs recognized as a result of the new lease accounting standard.

During the second quarter of 2020, the Company closed 35 stores and ended the quarter with a total of 1,260 stores in the Retail Division.

CompuCom Division

The CompuCom Division reported sales were $214 million in the second quarter, down 17% compared to the prior year period. The year-over-year decrease was due to project-related customer-imposed delays, lower services volumes, and lower technology product demand as the COVID-19 health crisis impacted business operations of certain customers. Additionally, targeted actions to reduce unprofitable sales activities in certain accounts impacted sales.

CompuCom Division (in millions)	2Q20	2Q19	YTD20	YTD19
Sales	$214	$258	$450	$506
Sales change from prior year	(17)%		(11)%
Division operating income (loss)	$4	$1	$7	$(13)
Division operating income (loss) margin	1.9%	0.4%	1.6%	(2.6)%

The CompuCom Division operating income was $4 million in the second quarter of 2020, compared to $1 million in the second quarter of 2019. BAP cost efficiency measures helped to drive the year-over-year increase. These cost reduction efforts helped offset the costs incurred in anticipation of supporting the implementation of new future service contracts as well as supporting new project-related work in the quarter that did not materialize due to the business disruptions caused by the COVID-19 outbreak.

“We remain encouraged by the opportunities ahead for CompuCom,” said Gerry Smith. “CompuCom’s operational support continues to be critical, building significant credibility with customers by enabling them to remain operational during this period. While near-term challenges remain due to COVID-19, CompuCom’s unique capabilities to support distributed work forces with state of the art technology, and a unique field force of over 6,100 field techs and support personnel, have it well positioned to capitalize on opportunities in this growing area,” he added.

Corporate and Other

Corporate expenses include support staff services and certain other expenses that are not allocated to the Company’s operating divisions. Unallocated expenses were $25 million in the second quarter of 2020 compared to $26 million in the second quarter of 2019.

Balance Sheet and Cash Flow

As of June 27, 2020, ODP had total available liquidity of approximately $1.5 billion, consisting of $762 million in cash and cash equivalents and $708 million of available credit under the Amended and Restated Credit Agreement. Total debt was $672 million.

For the second quarter of 2020, cash used in operating activities was $8 million, which included $4 million in acquisition and integration-related costs and $16 million in restructuring costs, compared to cash used in operating activities of $58 million in the second quarter of the prior year.

Capital expenditures in the quarter were $15 million versus $45 million in the prior year period, reflecting lower investment in retail operations, while continuing growth investments in the Company’s service platform, distribution network, and eCommerce capabilities. The cash charges associated with the Company’s Business Acceleration Program and its Maximize B2B Restructuring Plan in the quarter were $13 million and $3 million, respectively. Accordingly, Adjusted Free Cash Flow was $7 million outflow in the second quarter of 2020.

Progress on B2B Transformation

The Company remained committed to its strategy of positioning its B2B platform to drive future profitable growth. Progress in the quarter included:

•

Completed holding company reorganization: Completed in June 2020, the reorganization created a newly-formed holding company named “The ODP Corporation”. This action simplifies the Company’s legal entity and tax structure, and is expected to more closely align the Company’s operating assets to its respective operating channels and increase its operational flexibility. As a part of this action, the Company also implemented a 1-for-10 reverse stock split effective June 30, 2020, with a corresponding reduction in the number of shares of the Company’s common stock.

•

Initiated “Maximize B2B” Restructuring Plan: Initiated in May 2020, the restructuring plan’s objective is to realign the Company’s operational focus to support its “business-to-business” solutions and IT services business units and improve costs. The multi-year plan focuses on accelerating growth on its B2B platform, reducing reliance on its retail consumer operations, and achieving significant cost savings while moving to a variable cost business model. The plan is expected to be substantially completed by the end of 2023.

•

Announced key senior management positions: The Company announced the appointment of a Chief Financial Officer and a new Chief Technology Officer, both individuals bringing strong B2B expertise to help execute the Company’s strategy. Anthony Scaglione joins the Company as Executive Vice President and Chief Financial Officer and previously served as CFO at ABM Industries, a leading enterprise facilities services company. Terry Leeper joins ODP as Chief Technology Officer, previously serving as Head of Product and Tech at Amazon Business.

2020 Guidance Remains Withdrawn

Related to the global business disruption and uncertainty caused by the COVID-19 pandemic, on May 6, 2020, the Company withdrew its previously issued 2020 guidance. Due to the continued uncertainty of the severity and duration of the impacts related to the COVID-19 outbreak, the Company’s 2020 guidance remains withdrawn.

“Like many companies, our guidance for the year remains withdrawn given the uncertainty related to the full impact of the COVID-19 pandemic. We are implementing several strategies aimed to address these challenges including utilizing our global sourcing and supply chain capabilities to secure additional sources of essential products and supplies, continuing to facilitate work from home and virtual learning environments, and continuing efforts to drive a low cost business model. Combined with our strong balance sheet and available liquidity position, we are in a solid position to navigate the challenges posed by this health crisis,” Smith continued.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of business services, products and digital workplace technology solutions to small, medium and enterprise businesses. ODP, operating through its direct and indirect subsidiaries, maintains a fully integrated B2B distribution platform of approximately 1,300 stores, online presence, and thousands of dedicated sales and technology service professionals, all supported by its world-class supply chain facilities and delivery operations. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.theodpcorp.com and investor.theodpcorp.com.

The ODP Corporation and Office Depot are trademarks of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy,

LLC in Canada. ©2020 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 outbreak, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Business Acceleration Program successfully or that such program will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; a downgrade in the Company’s credit ratings or a general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; impacts of the Company’s adoption of a limited duration shareholder rights plan including potential deterrence of unsolicited offers to acquire the Company; and the impact of the COVID-19 pandemic on the Company’s business, including on the demand for its and our customers’ products and services, on trade and transport restrictions and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 27,	June 29,	June 27,	June 29,
	2020	2019	2020	2019
Sales:
Products	$1,857	$2,183	$4,194	$4,543
Services	301	405	689	813
Total sales	2,158	2,588	4,883	5,356
Cost of goods sold and occupancy costs:
Products	1,531	1,731	3,358	3,570
Services	211	272	479	559
Total cost of goods sold and occupancy costs	1,742	2,003	3,837	4,129
Gross profit	416	585	1,046	1,227
Selling, general and administrative expenses	406	515	928	1,090
Asset impairments	401	16	413	45
Merger and restructuring expenses, net	65	69	81	83
Operating income (loss)	(456)	(15)	(376)	9
Other income (expense):
Interest income	—	5	3	11
Interest expense	(11)	(23)	(29)	(46)
Loss on extinguishment and modification of debt	(12)	—	(12)	—
Other income, net	4	2	5	5
Loss before income taxes	(475)	(31)	(409)	(21)
Income tax expense (benefit)	(36)	(7)	(15)	(5)
Net loss	$(439)	$(24)	$(394)	$(16)
Loss per share
Basic	$(8.34)	$(0.43)	$(7.46)	$(0.29)
Diluted	$(8.19)	$(0.43)	$(7.31)	$(0.28)

THE ODP CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	June 27,	December 28,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$762	$698
Receivables, net	679	823
Inventories	1,005	1,032
Prepaid expenses and other current assets	79	75
Timber notes receivable	—	819
Total current assets	2,525	3,447
Property and equipment, net	612	679
Operating lease right-of-use assets	1,272	1,413
Goodwill	593	944
Other intangible assets, net	363	388
Deferred income taxes	183	183
Other assets	317	257
Total assets	$5,865	$7,311
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$991	$1,026
Accrued expenses and other current liabilities	1,104	1,219
Income taxes payable	10	8
Short-term borrowings and current maturities of long-term debt	30	106
Non-recourse debt	—	735
Total current liabilities	2,135	3,094
Deferred income taxes and other long-term liabilities	189	176
Pension and postretirement obligations, net	80	85
Long-term debt, net of current maturities	642	575
Operating lease liabilities	1,102	1,208
Total liabilities	4,148	5,138
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 62,514,546 at June 27, 2020 and 62,042,477 at December 28, 2019; outstanding shares — 52,657,353 at June 27, 2020 and 53,518,232 at December 28, 2019	1	1
Additional paid-in capital	2,650	2,652
Accumulated other comprehensive loss	(95)	(66)
Accumulated deficit	(484)	(89)
Treasury stock, at cost — 9,857,193 shares at June 27, 2020 and 8,524,245 shares at December 28, 2019	(355)	(325)
Total stockholders’ equity	1,717	2,173
Total liabilities and stockholders’ equity	$5,865	$7,311

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	26 Weeks Ended
	June 27,	June 29,
	2020	2019
Cash flows from operating activities:
Net loss	$(394)	$(16)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	97	102
Amortization of debt discount and issuance costs	2	4
Charges for losses on receivables and inventories	16	14
Asset impairments	413	45
Loss on disposition of assets, net	5	1
Loss on extinguishment and modification of debt	12	—
Compensation expense for share-based payments	16	17
Deferred income taxes and deferred tax asset valuation allowances	(3)	(9)
Contingent consideration payments in excess of acquisition-date liability	(2)	(11)
Changes in working capital and other operating activities	18	(145)
Net cash provided by operating activities	180	2
Cash flows from investing activities:
Capital expenditures	(40)	(91)
Businesses acquired, net of cash acquired	(18)	(22)
Proceeds from collection of notes receivable	818	—
Other investing activities	2	—
Net cash provided by (used in) investing activities	762	(113)
Cash flows from financing activities:
Net payments on long and short-term borrowings	(30)	(48)
Debt retirement	(1,187)	—
Debt issuance	400	—
Cash dividends on common stock	(13)	(27)
Share purchases for taxes, net of proceeds from employee share-based transactions	(5)	(9)
Repurchase of common stock for treasury	(30)	(11)
Contingent consideration payments up to amount of acquisition-date liability	(1)	(12)
Other financing activities	(6)	—
Net cash used in financing activities	(872)	(107)
Effect of exchange rate changes on cash and cash equivalents	(6)	4
Net increase (decrease) in cash, cash equivalents and restricted cash	64	(214)
Cash, cash equivalents and restricted cash at beginning of period	700	660
Cash, cash equivalents and restricted cash at end of period	$764	$446
Supplemental information
Right-of-use assets obtained in exchange for new finance lease liabilities	$3	$12
Right-of-use assets obtained in exchange for new operating lease liabilities	63	130

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted Free Cash Flow is also a non-GAAP measure, which we define as free cash flow less the Federal Trade Commission cash settlement and cash charges associated with the Company’s Business Acceleration Program and its Maximize B2B Restructuring Plan.

(In millions, except per share amounts)

Q2 2020	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$401	18.6%	$401	$—		—%
Merger and restructuring expenses, net	$65	3.0%	$65	$—		—%
Operating income (loss)	$(456)	(21.1)%	$(466)	$10	(8)	0.5%
Loss on extinguishment and modification of debt	$(12)	(0.6)%	$(12)	$—		—%
Other income, net	$4	0.2%	$2	$2	(9)	0.1%
Income tax benefit	$(36)	(1.7)%	$(41)	$5	(10)	0.2%
Net loss	$(439)	(20.3)%	$(435)	$(4)	(11)	(0.2)%
Loss per share (most dilutive)	$(8.19)		$(8.12)	$(0.07)	(11)
Depreciation and amortization	$48	2.2%	$1	$47	(12)	2.2%

Q2 2019	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$515	19.9%	$1	$514	(7)	19.9%
Assets impairments	$16	0.6%	$16	$—		—%
Merger and restructuring expenses, net	$69	2.7%	$69	$—		—%
Operating income (loss)	$(15)	(0.6)%	$(86)	$71	(8)	2.7%
Income tax expense (benefit)	$(7)	(0.3)%	$(25)	$18	(10)	0.7%
Net income (loss)	$(24)	(0.9)%	$(61)	$37	(11)	1.4%
Earnings (loss) per share (most dilutive)	$(0.43)		$(1.11)	$0.68	(11)
Depreciation and amortization	$53	2.0%	$2	$51	(12)	2.0%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

YTD 2020	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Assets impairments	$413	8.5%	$413	$—		—%
Merger and restructuring expenses, net	$81	1.7%	$81	$—		—%
Operating income (loss)	$(376)	(7.7)%	$(494)	$119	(8)	2.4%
Loss on extinguishment and modification of debt	$(12)	(0.2)%	$(12)	$—		—%
Other income, net	$5	0.1%	$2	$3	(9)	0.1%
Income tax expense	$(15)	(0.3)%	$(48)	$33	(10)	0.7%
Net income (loss)	$(394)	(8.1)%	$(456)	$62	(11)	1.3%
Earnings (loss) per share (most dilutive)	$(7.31)		$(8.46)	$1.15	(11)
Depreciation and amortization	$97	2.0%	$2	$95	(12)	1.9%

YTD 2019	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Selling, general and administrative expenses	$1,090	20.4%	$1	$1,089	(7)	20.3%
Assets impairments	$45	0.8%	$45	$—		—%
Merger and restructuring expenses, net	$83	1.5%	$83	$—		—%
Operating income	$9	0.2%	$(129)	$138	(8)	2.6%
Income tax expense (benefit)	$(5)	(0.1)%	$(37)	$32	(10)	0.6%
Net income (loss)	$(16)	(0.3)%	$(92)	$76	(11)	1.4%
Earnings (loss) per share (most dilutive)	$(0.28)		$(1.66)	$1.38	(11)
Depreciation and amortization	$102	1.9%	$2	$100	(12)	1.9%

	13 Weeks Ended		26 Weeks Ended
	June 27,	June 29,	June 27,	June 29,
Adjusted EBITDA:	2020	2019	2020	2019
Net loss	$(439)	$(24)	$(394)	$(16)
Income tax expense (benefit)	(36)	(7)	(15)	(5)
Loss before income taxes	(475)	(31)	(409)	(21)
Add (subtract)
Interest income	—	(5)	(3)	(11)
Interest expense	11	23	29	46
Adjusted depreciation and amortization (12)	47	51	95	100
Charges and credits, pretax (13)	476	86	504	129
Adjusted EBITDA	$59	$125	$216	$243

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(7)	Adjusted selling, general and administrative expenses for the second quarter and first half of 2019 both exclude charges for executive transition costs of $1 million.
(8)	Adjusted operating income for all periods presented herein excludes merger and restructuring expenses, net, asset impairments (if any) and executive transition costs (if any).
(9)	Adjusted other income, net for the second quarter and first half of 2020 both exclude credits for Indemnification asset adjustments of $2 million.
(10)	Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(11)

Adjusted net income and adjusted earnings per share (most dilutive) for all periods presented exclude merger and restructuring expenses, net, asset impairments (if any), executive transition costs (if any), loss on extinguishment and modification of debt (if any), indemnification asset adjustments (if any), and exclude the tax effect of the charges or credits not indicative of core operations.

(12)

Adjusted depreciation and amortization for all periods presented herein excludes accelerated depreciation caused by updating the salvage value and shortening the useful life of depreciable fixed assets to coincide with the planned store closures under an approved restructuring plan, but only if impairment is not present.

(13)

Charges and credits, pretax for all periods presented include merger and restructuring expenses, net, asset impairments (if any), executive transition costs (if any), loss on extinguishment and modification of debt (if any) and indemnification asset adjustments (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 27,	June 29,	June 27,	June 29,
Free cash flow	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$(8)	$(58)	$180	$2
Capital expenditures	(15)	(45)	(40)	(91)
Free cash flow (14)	$(23)	$(103)	$140	$(89)

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(14)

In the second quarter of 2020, Free Cash Flow includes the impact of cash charges associated with the Company’s Business Acceleration Program of $13 million and its Maximize B2B Restructuring Plan of $3 million. In the first half of 2020, Free Cash Flow includes the impact of cash charges associated with the Company’s Business Acceleration Program of $23 million and its Maximize B2B Restructuring Plan of $3 million. Accordingly, adjusting for these items, Free Cash Flow on an adjusted basis was a cash outflow of $7 million and a cash inflow of $166 million, respectively, in the second quarter and first half of 2020. In both the second quarter and first half of 2019, Free Cash Flow includes the impact of the Federal Trade Commission cash settlement of $25 million and cash charges associated with the Company’s Business Acceleration Program of $30 million. Accordingly, adjusting for these items, Free Cash Flow on an adjusted basis was a cash outflow of $48 million and a cash outflow of $34 million, respectively, in the second quarter and first half of 2019.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q2	Q2	YTD
	2019	2020	2020
Retail Division:
Stores opened	—	—	—
Stores closed	39	35	47
Total retail stores (U.S.)	1,320	1,260	—
Total square footage (in millions)	29.4	28.0	—
Average square footage per store (in thousands)	22.3	22.2	—